Exhibit 23.1

Exhibit C

Madsen & Associates CPA’s Inc.

We hereby consent to the incorporation by reference in this Registration Statement of Green Endeavor, Inc. on Form S-8, of our report dated March 2, 2011, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-K of Green Endeavors, Inc. for the year ended December 31, 2010 and to all references to our firm included in this Registration Statement.

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.

Salt Lake City, Utah

December 6, 2011